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                                                                   EXHIBIT 10.38

Quinton Cardiology Systems, Inc.
Executive Officers - 2005 Base Salaries

Base salary amounts were approved by the Compensation Committee, to be effective February 28, 2005, as set forth below. The compensation arrangement between the Company and each executive officer listed below is governed by an employment agreement between the Company and each executive officer.

John Hinson                    Chief Executive Officer                $ 272,500
Mike Matysik                   Chief Financial Officer                $ 202,195
Allan Criss                    Vice President, Acute Care             $ 175,950
David Hadley                   Vice President, Research               $ 170,040
Atul Jhalani                   Vice President, Marketing              $ 163,710
Darryl Lustig                  Vice President, Primary Care           $ 173,896
Feroze Motafram                Vice President, Operations             $ 166,920